Exhibit 99.1
Forum Energy Technologies Announces Transformative Acquisition of Variperm Energy Services
HOUSTON, TEXAS, November 2, 2023 - Forum Energy Technologies, Inc. (NYSE: FET) (“FET”) today announced that it has entered into a definitive agreement to acquire Variperm Energy Services (“Variperm”) for consideration of $150 million of cash and 2 million shares of FET’s common stock, reflecting a valuation of approximately 3.7x Variperm’s trailing twelve months EBITDA as of September 30, 2023. The transaction is expected to close in January 2024 and is subject to customary closing conditions and Canadian regulatory approval.
“We are excited to have Variperm join the FET family. Variperm is a leading manufacturer of customized downhole technology solutions, providing sand and flow control products for heavy oil applications. The company’s suite of differentiated technology is designed, engineered, and custom-manufactured to meet the stringent requirements of producers,” said Neal Lux, President and CEO of FET. “This highly accretive acquisition is expected to transform FET’s profitability and margin profile while adding meaningful scale to our business.”
Combined Company Financial Highlights 1
•Revenue: $873 million, an increase of 17%
•Adjusted EBITDA: $121 million, an increase of 77%
•Adjusted EBITDA margin: 14%, an increase of 470 basis points
•Operating cash flow: $47 million, an increase of 292%
•Free cash flow: $70 million, an increase of 84%
Mr. Lux continued, “Importantly, our balance sheet remains strong following this transaction. At closing, we expect our net leverage ratio to be 1.9x with liquidity of $142 million. We expect this to provide ample capital to fund and grow the combined business. Consolidated 2024 free cash flow and EBITDA growth is expected to reduce net leverage to between 1.0x and 1.3x by the end of 2024.”
1 Represents preliminary financial information equal to the sum of FET and Variperm for the trailing twelve months as of September 30, 2023. The above metrics do not include potential revenue and cost synergies, acquisition-related interest and taxes, and are not intended to represent FET on a pro forma basis giving effect to the acquisition under SEC rules or the results FET actually would have achieved if FET had acquired Variperm on October 1, 2022. Operating cash flow and free cash flow are net of estimated acquisition-related interest, net of taxes. Indicated changes reflect the difference between the combined entities as presented on the basis described above and FET on a standalone basis. Financial information with respect to Variperm was prepared in accordance with Canadian GAAP. Actual historical results of Variperm and pro forma information with respect to the acquisition could vary materially from the preliminary information provided.

Mr. Lux continued, “This strategic acquisition demonstrates strong industrial logic as Variperm’s differentiated products and technologies complement our downhole and artificial lift product portfolio. Variperm’s strong position with blue-chip customers further establishes FET as a key global equipment partner for producers. The acquisition also broadens FET’s exposure to one of the most critical sources of global energy production and security. FET’s extensive global footprint and infrastructure can be leveraged to expand and deliver Variperm products to a larger global customer base, including the Middle East.”
Founded in 1969 and headquartered in Calgary, Canada, Variperm has been a portfolio company of SCF Partners since 2014. Variperm has approximately 290 employees across eight locations in North America. We expect Variperm’s employees to continue their tradition of excellent customer service and innovation as part of the FET family.
Transaction Financing
The cash consideration for the transaction will be funded from $90 million of cash on hand and borrowings under our ABL credit facility, and a $60 million seller term loan. Prior to closing the Variperm acquisition, the company will explore an alternative financing arrangement to the seller term loan.
The seller term loan, if utilized, would mature in three years and provide for an initial interest rate of 11% that is subject to escalation after the first anniversary of the loan. The seller term loan is payable at any time without penalty.
In conjunction with the acquisition, FET’s lenders agreed to amend the company’s ABL credit facility to, among other things, (i) permit the Variperm acquisition, (ii) increase the aggregate revolving commitments from $179 million to $250 million, (iii) extend the maturity date to September 2028, and (iv) allow the seller term loan. The amendment is conditioned upon the closing of the acquisition.
Advisors
FET was represented in the transaction by Goldman Sachs & Co. LLC as financial advisor and Gibson, Dunn & Crutcher LLP and Goodmans LLP as legal counsel. Variperm was represented by TPH&Co., the energy business of Perella Weinberg Partners, as financial advisor and Vinson & Elkins LLP and Bennett Jones LLP as legal counsel.

Transaction Discussion with Management
FET will discuss the acquisition of Variperm during its third quarter 2023 earnings conference call at 10:00 a.m. Central Time on Friday, November 3, 2023. An investor presentation describing Variperm and the acquisition will be available prior to the call. Both the call webcast and investor presentation can be found on the Investor Relations link on FET’s website at ir.f-e-t.com.
FET (Forum Energy Technologies) is a global company, serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of our customers’ operations. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosures
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the company’s ability to complete the acquisition of Variperm (the “Variperm Acquisition”) on the timeline or the terms currently contemplated; the company’s ability to obtain any regulatory approvals required to complete the Variperm Acquisition, and any conditions thereof; the ultimate timing, outcome and results of integrating the operations of Variperm with FET, including the combined company’s ability to generate sufficient free cash flow to manage its long-term debt balances; the company’s ability to realize the full benefits of the Variperm Acquisition, including the company’s expected transformation of its profitability and margin profile, on the anticipated timeline or at all; the expectations of plans, strategies, objectives and anticipated financial and operating results of the combined company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions (including the Variperm Acquisition), returns, capital expenditure budgets, new product development activities, costs, fourth quarter projection of free cash flow and other guidance included in this press release.
These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Variperm Acquisition; the significant costs required to complete the Variperm Acquisition; the diversion of management attention to transaction-related issues related to the Variperm Acquisition; the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services; the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business; and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company Contact
Rob Kukla
Director of Investor Relations
281.994.3763
rob.kukla@f-e-t.com

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
Adjusted EBITDA

	September 30, 2023
	FET	Variperm	Combined
(in millions of dollars)	TTM	TTM	TTM (2)
EBITDA reconciliation (1)
Net income (loss)	$(15)	$36	$21
Interest expense	22	—	22
Depreciation and amortization	35	3	38
Income tax expense	8	13	20
Restructuring, transaction and other costs	6	1	7
Loss (gain) on foreign exchange, net	15	—	15
Stock-based compensation expense	5	—	5
Gain on sale-leaseback transactions	(7)	—	(7)
Adjusted EBITDA	$68	$53	$121

(1) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure for evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

(2) Represents preliminary financial information equal to the sum of FET and Variperm for the trailing twelve months as of September 30, 2023. The above metrics do not include potential revenue and cost synergies, acquisition-related interest and taxes, and are not intended to represent FET on a pro forma basis giving effect to the acquisition under SEC rules or the results FET actually would have achieved if FET had acquired Variperm on October 1, 2022. Operating cash flow and free cash flow are net of estimated acquisition-related interest, net of taxes. Indicated changes reflect the difference between the combined entities as presented on the basis described above and FET on a standalone basis. Financial information with respect to Variperm is in accordance with Canadian GAAP. Actual historical results of Variperm and pro forma information with respect to the acquisition could vary materially from the preliminary information provided.

Note: Table may not foot due to rounding.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
Free Cash Flow

	September 30, 2023
	FET	Variperm	Transaction	Combined
(in millions of dollars)	TTM	TTM	Adjustments (1)	TTM (2)
Free cash flow reconciliation (3)
Net cash provided by (used in) operating activities	$12	$45	$(10)	$47
Capital expenditures for property and equipment	(8)	(2)	—	(10)
Proceeds from sale of property and equipment	2	—	—	2
Proceeds from sale-leaseback transactions	32	—	—	32
Free cash flow	$38	$43	$(10)	$70

(1) Transaction adjustments include incremental interest, net of tax.
(2) Represents preliminary financial information equal to the sum of FET and Variperm for the trailing twelve months as of September 30, 2023. The above metrics do not include potential revenue and cost synergies, acquisition-related interest and taxes, and are not intended to represent FET on a pro forma basis giving effect to the acquisition under SEC rules or the results FET actually would have achieved if FET had acquired Variperm on October 1, 2022. Operating cash flow and free cash flow are net of estimated acquisition-related interest, net of taxes. Indicated changes reflect the difference between the combined entities as presented on the basis described above and FET on a standalone basis. Financial information with respect to Variperm is in accordance with Canadian GAAP. Actual historical results of Variperm and pro forma information with respect to the acquisition could vary materially from the preliminary information provided.

(3) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.
Note: Table may not foot due to rounding.

Forum Energy Technologies, Inc.
Transaction Sources and Uses
(Unaudited)
(in millions of dollars)

Sources
FET equity (1)	$43
Seller term loan	60
Revolving credit facility	90
Cash from balance sheet	9
Total sources	$202

Uses
Equity consideration	$43
Cash consideration	150
Estimated fees and expenses	9
Total uses	$202

(1) Reflects 2 million share issuance as part of the transaction’s equity consideration based on the closing share price of $21.74 on November 1, 2023.

Forum Energy Technologies, Inc.
Combined Capitalization and Liquidity
(Unaudited)
(in millions of dollars)

Combined Capitalization	September 30, 2023	Transaction Adjustments	4Q23 Free Cash Flow	Combined
Revolving credit facility	$—	$90		$90
9.00% Notes due August 2025	134	—		134
Seller term loan	—	60		60
Other debt	—	—		—
Total debt	134	150		284
Less: Cash and cash equivalents	(37)	9	(26)	(54)
Net debt	$97	$159		$230
Net Debt over Adjusted EBITDA (1)	1.4x	3.0x		1.9x

Combined Liquidity				Combined
Cash and cash equivalents				$54
Revolving credit facility borrowing base				197
Revolving credit facility borrowings				(90)
Letters of credit				(19)
Liquidity				$142

(1) Net debt over Adjusted EBITDA is calculated on a trailing twelve months as of September 30, 2023 and on a 2023 estimated basis for transaction adjustments and combined FET.